Exhibit 10.15

14 Wall Street, 20th Floor New York, NY 10005
Tel: 212 618 1645 Fax: 212 618 1644
www.johnthomasbd.com

August 1, 2008

Sahara Media, Inc.
75 Franklin Ave. 2nd Floor
New York, New York 10013
Attention:  Mr. Philmore Anderson, CEO

Dear Mr. Anderson:

Reference is made to the letter agreement between John Thomas Financial, Inc. (“John Thomas Financial”) and Sahara Media, Inc. (the “Company”), dated May 21, 2008 (the “Original Agreement”).  This letter memorializes certain amendments that the Company and John Thomas Financial want to make to the Original Agreement.   All capitalized terms not defined herein shall have the same meanings as in the Original Agreement.

1.	Amendments.

1.1	Section 3 of the Original Agreement (Securities and Compensation) shall be amended and restated as follows:

“3.  Investment Banking Fee.      In consideration of the services set forth above, within 120 days of the date hereof, the Company shall, upon the completion of the Offering, as hereinafter defined,  issue to John Thomas Financial, a warrant to purchase an additional  One Million  (1,000,000) shares of the Company’s common stock at $1.3 0 per share.  These warrants may be exercised on a cashless basis. Subject to the applicable rules and regulations and interpretations of the Securities and Exchange Commission, including, without limitation, Rule 415 under the Securities Act of 1933, the shares of common stock issuable upon exercise of the aforementioned warrants will also be granted piggy-back registration rights until and unless such shares may be sold pursuant to Rule 144 under the Securities Act of 1933.   Upon the completion of a private placement of the securities of the Company commencing in August 2008, pursuant to which at least $8,000,000 in gross proceeds is raised for the Company though the direct efforts of John Thomas Financial, John Thomas Tomas Financial shall receive Four Hundred Thousand Dollars ($400,000) from the proceeds of the private placement.”

1.2 .   Section 4 of the Original Agreement is amended and restated as follows:

 “4.  Placement of Securities and Compensation.

(i) Fee.  Upon the execution of this Agreement, John Thomas Financial and the Company will structure offerings of the Company’s securities, on such terms and conditions as are mutually agreed to and thereafter, John Thomas Financial shall use its best efforts to raise the Company gross proceeds of up to Ten  Million Dollars ($10,000,000 ).  It is presently contemplated that offering will be made in one (1) tranche (the “Financing” or “Offering”) as follows:      up to 80 Units of the Company’s securities, at $125,000 per Unit, each Unit consisting of 100,000 shares of the Company’s common stock and a warrant to purchase 100,000 shares of the Company’s common stock at $2.50 per share (“Investor Warrants”). In connection with the Financing, John Thomas Financial compensation shall be as follows:

(a)	a ten (10%) percent commission and a three (3%) percent non-accountable expense allowance on all funds raised in the Offering.
(b)	Upon the exercise of the Investor Warrants, all or in part, John Thomas Financial will receive ten (10%) percent commission of the gross proceeds received by the Company from the exercise of the Warrants and three percent (3%), of the gross proceeds received by the Company from the exercise of the Warrants, non accountable expense allowance.
(c)
  John Thomas Financial will also be issued one share of Common Stock for every four Investor Warrants that are exercised within 12 months of the date on which the registration statement registering the resale of the Common Stock issuable upon the exercise of such Investor Warrants has been declared effective by the Securities and Exchange Commission.  Subject to the applicable rules and regulations and interpretations of the Securities and Exchange Commission, including, without limitation, Rule 415 under the Securities Act of 1933, the shares issued pursuant to this Subsection  will also be granted piggy-back registration rights until and unless such shares may be sold pursuant to Rule 144 under the Securities Act of 1933.

(ii).           Fee Tail.  John Thomas Financial shall be entitled to the fee described above, including warrants, calculated in the manner provided herein with respect to any subsequent public or private offering or other financing or capital-raising transaction of any kind (“Subsequent Financing”) to the extent that such financing or capital is provided to the Company, or to any affiliate of the Company, by investors whom John Thomas Financial had introduced, directly or indirectly, to the Company during the Term of this Agreement (such investors shall be agreed upon by John Thomas Financial and the Company and listed on Exhibit A hereto, which Exhibit A may be revised from time to time upon the agreement of John Thomas Financial and the Company, which agreement may consist of an exchange of electronic mail) if such Subsequent Financing is consummated at any time within the 18-month period following the expiration or termination of this Agreement (the “Tail Period”).

(iii)           Securities Matters.  The Company shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities (“blue sky”) laws. John Thomas Financial agrees to cooperate with counsel to the Company in that regard.”

2.
Prior Agreements.   This Amendment shall completely and fully supersede all other and prior agreements and correspondence (both written and oral) by and between the Company and John Thomas Financial with respect to the subject matter of this Amendment.  Except as expressly amended hereby, the Original Agreement shall remain in full force and effect.

3.
No Implied Waivers. Except as expressly set forth herein, nothing herein shall constitute an express or implied waiver of any provision of the Original Agreement, and in all other respects the Original Agreement is specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.

4.
Counterparts.  This Amendment may be executed in any number of counterparts, with the same effect as if all the signatures on such counterparts appeared on one document.  Each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument.

5.	Amendments. This Amendment may not be amended, waived, modified, supplemented or terminated in any manner whatsoever except by a written instrument signed by the Company and John Thomas Financial.

6.	Binding on Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted.

7.
Invalidity.  Any provision of this Amendment that may be determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Each party hereto hereby acknowledges and agrees to the terms set forth in this letter agreement, as evidenced by such party's execution or acknowledgement of this letter agreement below.

Very truly yours,

John Thomas Financial, Inc.

By:	/s/ Frank Lorenzo
Frank V. Lorenzo
Director of Investment Banking

Confirmed and Agreed to:
This 5th day of August, 2008

SAHARA MEDIA, INC

By:	/s/ Philmore Anderson IV

Chief Executive Officer

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